CERTIFICATE OF DESIGNATIONS, VOTING POWERS,

                             PREFERENCES AND RIGHTS

                                       OF

                          THE SERIES OF PREFERRED STOCK

                                       OF

                             IDM ENVIRONMENTAL CORP.

                                TO BE DESIGNATED

                      SERIES B CONVERTIBLE PREFERRED STOCK


     Pursuant to Section 14A:7-2 of the New Jersey Business Corporation Law, I, Joel A. Freedman, President of IDM Environmental Corp., a New Jersey corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors as of February 6, 1997, and that said resolution has not been amended or rescinded and is in full force and effect at the date hereof:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $1.00 per share, to be designated "Series B Convertible Preferred Stock" and to consist of three-hundred (300) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereon, of the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), as follows:

1. Voting Rights. The holders of Series B Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, will be required for an amendment, alteration or


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     repeal of the  Corporation's  Certificate of  Incorporation  (including any certificate of designation of preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series B Preferred Stock.

     To the extent that under New Jersey law the vote of the holders of Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock shall constitute the approval of such action by the class. To the extent that under New Jersey law the holders of Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of Series B Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

2. Liquidation, Dissolution or Reorganization. Subject to the prior rights of the Corporation's creditors and holders of securities senior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution, winding-up or reorganization of the Corporation, in the event of the voluntary or involuntary liquidation, dissolution, winding-up or reorganization of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive $10,000 per share (the "Liquidation Preference"), together with accrued and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, all of which shall be paid in cash, before any distribution is made to holders of any Junior Stock. If, upon any such liquidation, dissolution, winding-up or reorganization of the Corporation, the assets distributable among the holders of Series B Preferred Stock (and any series of preferred stock ranking in parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution, winding-up or reorganization of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders determined as aforesaid, then the holders of Series B Preferred Stock will share ratably in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 2, a distribution of assets in any liquidation, dissolution, winding-up or reorganization shall include (a) any consolidation or merger of the Corporation with or into any other corporation in which the Corporation is not the surviving corporation, (b) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for cash and/or the issuance of equity securities of another corporation, or (c) a Change of Control of the Corporation.

3.   Conversion Rights.

     (a) Conversion. The Series B Preferred Stock shall be convertible at the option of the holder thereof into fully paid and non-assessable shares (rounded up to the nearest full share) of Common Stock of the Corporation (the "Conversion Shares") at the following conversion prices (each, as in effect from time to time as described herein, a "Conversion Price"). The Series B Preferred Stock shall not be convertible prior to 91 calendar days after the date of issuance. From the 91st calendar day after the date of issuance of the Preferred Shares (the "Issue Date") up to and including the 120th calendar day after the Issue Date, the Conversion Price per share is equal to the lower of (x) one hundred twenty percent (120%) of the average closing bid price of the Common Stock as calculated over the five trading-day period ending on the last trading day prior to the Subscription Date (as defined herein) (the "Issue Date Average") and (y) eighty-two percent (82%) of the average closing bid price of the Common Stock as calculated over the five trading-day period ending on the trading day immediately preceding the date on which the Company receives (by telecopier) each Conversion Notice (as defined herein) (the
          "Conversion Date Average"). From the 121st calendar day after the Issue Date up to and including the 150th calendar day after the Issue Date, the Conversion Price per share is equal to the lower of (x) one-hundred-ten percent (110%) of the Issue Date Average and (y) seventy- nine percent (79%) of the Conversion Date Average. From the 151st calendar day after the Issue Date up to and including the 180th calendar day after the Issue Date, the Conversion Price per share is equal to the lower of (x) one-hundred percent (100%) of the Issue Date Average and (y) seventy-six percent (76%) of the Conversion Date Average. From and after the 181st day after the Issue Date, the Conversion Price per share is equal to the lower of (x) one-hundred percent (100%) of the Issue Date Average and (y) seventy-three percent (73%) of the Conversion Date Average. Each Preferred Share will be convertible into the number of Conversion Shares determined by dividing the Purchase Price by the applicable Conversion Price.

          The number of Conversion Shares issuable upon conversion of each share of Series B Preferred Stock shall be determined by dividing $10,000 by the Conversion Price in effect on the Conversion Date, as defined below. An individual share of Series B Preferred Stock may only be permitted to convert in its entirety. Partial conversion of an individual share of Series B Preferred Stock is not permitted.

     (b)  Mechanics  of  Conversion.  The  holder  of any  shares  of  Series  B
          Preferred Stock may exercise the conversion right as to any part thereof by delivering via facsimile to the Corporation, at the office of the Corporation at 396 Whitehead Avenue, South River, New Jersey 08882, a conversion notice (the "Conversion Notice") in the form attached to the subscription agreements pursuant to which the Series B Preferred Stock is issued (the "Subscription Agreements"). The Conversion Notice shall state (i) that the holder elects to convert its shares, (ii) the number of shares of Series B Preferred Stock which such holder is converting, (iii) subject to applicable securities laws, the name(s) in which the certificate(s) representing the Conversion Shares and Dividend Shares, if any, to which such holder is entitled are to be issued, and (iv) the telecopier number to which the Corporation shall telecopy its confirmation described below. Notice given by telecopier to telecopier number 908-390-9545 shall be deemed notice for purposes of this paragraph and shall be deemed given at the time of the holder's transmittal. Immediately upon receipt of any Conversion Notice, the Corporation shall, by telecopier, confirm receipt thereof at the telecopier number included thereon, which confirmation shall set forth, subject to Section 5(c) hereof, the number of Conversion Shares and Dividend Shares, if any, to be issued by the Corporation as a result of such conversion. The Conversion Notice shall be deemed accepted by the Corporation provided the holder surrenders, or causes any agent for the holder to surrender, the certificate(s) for the Series B Preferred Stock to be converted, duly endorsed or assigned in blank, to the Corporation, at the location set forth above, within three (3) business days after delivery of the Conversion Notice. Provided that the certificate(s) are delivered in accordance with the preceding sentence, the conversion shall be deemed to have been effected on the date of delivery of the Conversion Notice by telecopier, and such date is referred to herein as the "Conversion Date." Within two (2) business days of receipt by the Corporation of the certificate(s) representing the Series B Preferred Stock, the Corporation shall issue to such holder a certificate or certificates representing the number of Conversion Shares and Dividend Shares, if any, which such holder is entitled to receive together with a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 3(c) hereof. Unless (i) such Conversion Shares and/or Dividend Shares have been held long enough to satisfy the holding period set forth in Rule 144(k) (or any successor provision) promulgated under the Securities Act, (ii) such shares become freely tradeable pursuant to another exemption under the Securities Act, or
          (iii) the converting holder purchased such shares pursuant to a current prospectus under an effective registration statement covering the purchase and sale of such shares, the certificate(s) representing the Conversion Shares and the Dividend Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. THESE SHARES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          If the Registration Statement as hereinafter defined shall have been declared effective by the Securities and Exchange Commission, the certificate(s) evidencing the Conversion Shares and the Dividend Shares will bear the following legend:

               THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES MAY BE SOLD PURSUANT TO THE REGISTRATION STATEMENT PROVIDED THAT THE HOLDER COMPLIES WITH THE PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SALE IS IN COMPLIANCE WITH THE PLAN OF DISTRIBUTION AS SET FORTH IN THE PROSPECTUS. THESE SHARES ARE SUBJECT TO CERTAIN REGISTRATION RIGHTS AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

          Upon the sale by any holder of Conversion Shares and/or Dividend Shares of such shares pursuant to and in accordance with an effective registration statement with respect thereto pursuant to the Securities


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
          Act and delivery to the Corporation of a certificate in the form of Appendix IV to the Subscription Agreements pursuant to which the Series B Preferred Stock was issued, the Corporation shall issue new certificates representing such shares which certificate shall not bear any legend regarding limitations on transferability of such shares.

          The person in whose name the certificate(s) for the Conversion Shares and any Dividend Shares are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he or she shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of whole shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle in all respects the holder thereof to the rights of Series B Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

     (c) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount determined on the basis of the then Current Market Price per share of Common Stock. Fractional interests shall not be entitled to dividends, and the holders thereof shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

     (d) Adjustments to Conversion Price for Certain Events. The Conversion Price shall be subject to adjustment from time to time as set forth in this subsection (d).

          (i)  In case at any time, or from time to time, the Corporation shall:
               (A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in shares of capital stock; (B) subdivide its outstanding shares of Common Stock into a larger number of shares; (C) combine its outstanding shares of Common Stock into a smaller number of shares; or (D) issue by reclassification or recapitalization of its Common Stock any other class or series of shares of the Corporation (including any such reclassification or recapitalization in connection with a consolidation or merger in which the Corporation is the continuing corporation), the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted so that the holder of any Series B Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned or have been entitled to receive. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that such dividend or distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion

               Price which would then be in effect if such record date has not been fixed.

               (ii) In case at any time, or from time to time,  the  Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock at a discount to the Current Market Price (as defined below) which is greater than the then applicable discount set forth in Section 3(a), the then applicable discount shall be adjusted to reflect the greater discount. For the purposes of this subsection
                    (d)(ii), the date as of which the Current Market Price for such Additional Shares of Common Stock shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into a legally binding contract for the issuance or sale of such Additional Shares of Common Stock or (y) the date of the actual issuance of such Additional Shares of Common Stock. The provisions of this subsection (d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under subsection (i) hereof. No adjustment shall be made under this subsection (d)(ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to subsection (d)(iii) hereof. Adjustments shall be made successively whenever such an issuance of Additional Shares of Common Stock shall occur. In the event that such Additional Shares of Common Stock are not so issued or sold, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such issuance had not occurred.

               (iii)In case at any time, or from time to time,  the  Corporation shall take a record of the holders of the Common Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities shall be less than the Current Market Price, then the Conversion Price immediately thereafter shall be adjusted as provided in subsection (d)(ii) hereof on the basis that (a) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date for the determination of the Current Market Price per share of Common Stock as hereinafter provided, and (b) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants or other rights or pursuant to the terms of such Convertible Securities. For the purposes of this subsection (d)(iii), the date as of which the Current Market Price per share of Common Stock shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any such warrants or other rights, (ii) the date on which the Corporation shall enter into a legally binding contract for the issuance of such warrants or other rights or (iii) the date of actual issuance of such warrants or other rights. Such reduction shall be made successively whenever such a record date is fixed. In the event that such rights or warrants are not so issued or (if issued) to the extent not exercised, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed or such unexercised rights or warrants had not been issued.

               (iv) In case at any time, or from time to time,  the  Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution, by dividend or otherwise, of evidences of its indebtedness or assets (including securities, but excluding (x) any dividend or distribution referred to in subsection (d)(i) hereof and
                    (y) any dividend or distribution paid in cash out of funds legally available therefor of the Corporation), then in each such case the Conversion Price in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price on such record date, less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so to be distributed, and of which the denominator shall be the total number of outstanding shares of Common Stock multiplied by such Current Market Price. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

               (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five percent (5%) in such conversion price; provided, however, that any adjustment which by reason of this paragraph (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (d) shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

          (e) Automatic Conversion. The Series B Preferred Stock shall mature three years after the Issue Date (the "Maturity Date") and shall automatically convert into Conversion Shares at the then current Conversion Price on the Maturity Date. All accrued but unpaid dividends on the Series B Preferred Stock shall be payable to the holders on the Maturity Date in either Dividend Shares or cash, at the option of the Corporation.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization (pursuant to any petition under the Bankruptcy Code or otherwise), transfer of assets, consolidation, merger or dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

          (g)  Notice Provisions.

               (i) Whenever any conversion price shall be adjusted pursuant to subsection (d) hereof, the Corporation shall forthwith obtain a certificate signed by the Corporation's chief financial officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Corporation's independent public accountants determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or assets or warrants or other subscription or purchase rights referred to in subsections (d)(ii) through (d)(v) hereof) and specifying the new conversion prices and (if applicable) describing the amount and kind of common stock, securities, property or assets or cash which may be received upon conversion of the Series B Preferred Stock, after giving effect to such adjustment. The Corporation shall promptly cause a signed copy of such certificate to be delivered to each holder of Series B Preferred Stock.

               (ii) In  case  the  Corporation  shall  propose  (a) to  pay  any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (b) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities or Additional Shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (d) to effect any capital reorganization, (e) to effect any consolidation, merger or sale, transfer or other distribution of all or substantially all its property, assets or business, (f) to file a voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or (g) to effect the liquidation, dissolution, winding-up or reorganization of the Corporation, then in each such case, the Corporation shall give to each holder of Series B Preferred Stock a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, filing of bankruptcy, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and the conversion prices after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by (a) or (b) above at least 20 days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

          (h) Treasury Stock. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Corporation shall be deemed an issuance thereof for purposes of subsection (d) hereof, but until so issued such shares shall not be deemed to be outstanding.

          (i) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined by the Board of Directors of the Corporation. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration received by the Corporation for issuing any warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Shares of Common Stock or Convertible Securities in payment or satisfaction of any dividend upon any class of stock other than Common Stock or in payment of any debt, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend or debt so paid or satisfied.

          (j) Fractional Interests. In computing adjustments under this Section 3, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

          (k) Antidilution Provisions. No adjustment shall be made as a result of any increase in the number of Additional Shares of Common

               Stock issuable or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any provisions intended solely to avoid dilution contained in any warrants, rights or Convertible Securities.

          (l)  When Adjustment Not Required.

               (i) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

               (ii) If  the  Corporation  declares  or  makes  any  dividend  or distribution with respect to Common Stock, other than regular cash dividends or dividends payable solely in shares of Common Stock, and each holder of Series B Preferred Stock concurrently receives dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such holder would be entitled to receive if all of the outstanding Series B Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock, then thereafter no adjustment shall be required with respect to such dividend or distribution.

          (m) Other Action Affecting Common Stock. If a state of facts shall occur which, without being specifically controlled by the other provisions of this Section 3, would not fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall in good faith make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

          (n) Necessary Corporate Action. Before taking any action which would result in an adjustment in the Conversion Price, the Corporation shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

          (o) Taxes Upon Conversion. The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock.

          (p) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of Series B Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock at the time outstanding (assuming full payment of dividends with Dividend Shares), up to a maximum of 1,915,000 shares of Common Stock, subject to adjustment as provided in Sections 3 and 5(b). All shares of Common Stock which shall be so issuable shall, when issued upon conversion of all or any portion of the Series B Preferred Stock, be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Upon conversion of Series B Preferred Stock, the shares of Series B Preferred Stock so converted shall have the status of authorized and unissued Preferred Stock, and the number of shares of Series B Preferred Stock which the Corporation shall have authority to issue shall be decreased by any such conversion.

          (q) Dividends Constitute Corporate Debt. All dividends accrued and unpaid on Series B Preferred Stock to and including the date of conversion, whether or not declared by the Board of Directors, shall constitute a debt of the Corporation payable without interest to the converting holders and shall be paid by the Corporation on the Conversion Date, in its option, either in cash or by the issuance of Dividend Shares as provided in Section 4 hereof.

4.   Dividends.

     (a) Dividends. Each holder of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, a cumulative annual dividend payment of $700 for each share of Series B Preferred Stock held. Dividends are payable only upon conversion or redemption of the shares of Series B Preferred Stock pursuant to Section 3 or Section 5 hereof and are payable upon conversion or redemption either (i) in shares of Common Stock
          ("Dividend Shares"), with the number thereof to be determined by dividing the accrued dividend payable by the average Market Price of the Common Stock over the five (5) trading day period preceding the Conversion Date and rounded up to the nearest full share, or (ii) in cash, at the option of the Corporation. Dividends on the shares of Series B Preferred Stock shall accumulate from the Issue Date through the date of conversion or redemption, as the case may be, on the basis of a calendar year consisting of twelve (12) months each consisting of thirty (30) days. Dividends shall be payable in cash only out of the assets of the Corporation legally available for the payment thereof.

     (b) Restrictions on Dividends, Etc. Except as set forth in paragraph 7 hereof, as long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set aside for payment any dividend or declare or make any distributions upon or purchase, redeem or otherwise acquire Common Stock or any other series or class of capital stock; provided, however, that the Corporation may declare, pay or set aside for payment, dividends required by the preferences, rights and designations any series or class of Preferred Stock ranking senior to, or pari passu with, Series B Preferred Stock.

5.   Redemption.

     (a) Optional Redemption. In the event that the then applicable Conversion Price is $1.80 per share or less and the holder of Series B Preferred Stock intends to convert some or all of the Series B Preferred Stock, the holder shall give a preliminary notice of such intent to the Corporation ("Notice of Intent to Convert") indicating such intent and setting forth (i) the number of shares of Series B Preferred Stock up to which it proposes to convert during the ten (10) business days following receipt by the Company of such Notice of Intent to Convert (the "Notice of Intent Period") and (ii) the telecopier number to which the Corporation shall telecopy its response described below. Within three (3) business days after receipt of a Notice of Intent to Convert, the Corporation shall notify the holder as to whether it will redeem some or all of the shares proposed to be converted, indicating the amount which it proposes to redeem, if any. If the Corporation notifies the holder that it will not redeem shares or if the Corporation fails to provide notice within the three (3) business-day period, the holder may carry out one (but not more than one)
          conversion during the Notice of Intent Period in accordance with Paragraph 3(b) hereof. If the Corporation notifies the holder that it intends to redeem some or all of the shares to be converted during the applicable Notice of Intent Period, the Corporation shall pay to the holder within seven (7) calendar days after receipt of a Conversion Notice $12,200, together with cash in the amount of accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (c) herein, in redemption of all Series B Preferred Stock submitted for conversion up to the limit set forth in the Corporation's notice of intent to redeem. Upon the giving of a Notice of Intent to Convert, the holder shall not be permitted to submit any additional Notices of Intent to Convert or otherwise modify its Notice of Intent to Convert prior to completion of the then applicable Notice of Intent Period. Notice given by telecopier to telecopier shall be deemed notice for purposes of this paragraph and shall be deemed given at the time of the holder's transmittal.

     (b) Mandatory Redemption. The Corporation shall redeem shares of Series B Preferred Stock subject to a Conversion Notice by paying to the holders of such outstanding Series B Preferred Stock in cash the redemption price of $11,000 per share of Series B Preferred Stock, together with cash in the amount of all accrued and unpaid dividends thereon through the Redemption Date (as defined in subsection (c) herein), if (i) a Conversion Notice is submitted which, if accepted, would otherwise require the Corporation to issue in excess of 1,915,000 shares of Common Stock in combination with all Preferred Shares previously converted and (ii) the shareholders of the Corporation vote against an increase in the number of the shares of Common Stock authorized for issuance upon conversion of the Series B Preferred Stock at the 1997 Annual Meeting of Shareholders.

     (c) Mechanics of Redemption. Notwithstanding Section 5(a), if any shares of Series B Preferred Stock subject to a Conversion Notice are to be redeemed pursuant to subsection (a) or (b) hereof, notice thereof (the "Redemption Notice") shall be sent immediately upon receipt by the Corporation of such Conversion Notice to the holder(s) requesting conversion by telecopier and for overnight delivery by a nationally recognized overnight express courier service, to such holder at such holder's address and telecopier number as the same shall appear on the books of the Corporation. The Corporation shall redeem the shares of Series B Preferred Stock it is redeeming pursuant to subsections (a) or (b) hereof on the seventh (7th) calendar day following the date on which the Corporation provides a Redemption Notice (the "Redemption Date"). The Redemption Notice shall state that (a) the shares of Preferred Stock will be redeemed at the close of business on the Redemption Date, (b) the redemption price, (c) the place at which certificates for shares of Series B Preferred Stock called for redemption must be surrendered to collect the redemption price, (d) dividends on shares of Series B Preferred Stock called for redemption cease to accrue at the close of the last day prior to the Redemption Date and (e) the Section of this Certificate of Designations, Voting Powers, Preferences and Rights pursuant to which they are to be redeemed. If, on the Redemption Date, the Corporation fails to pay to the holder(s) the redemption price in cash for all of the outstanding shares of Series B Preferred Stock, then the Corporation shall pay in cash to the holder(s) thereof, as liquidated damages, an amount equal to 2.0% of the redemption price for each thirty (30) calendar day period, or portion thereof, during which the redemption price remains unpaid, which period shall commence on the Redemption Date. Any payments required to be made by the Corporation pursuant to the preceding sentence shall be made in cash and on the last day of each period as described therein and shall not have the effect of reducing the redemption price.

     (d) Partial Redemption. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be determined pro rata relative to each holder's percentage of ownership of the outstanding shares of Series B Preferred Stock as of the date of the Redemption Notice. From and after the Redemption Date, unless the Corporation shall default in the payment of redemption price pursuant to the Redemption Notice, all dividends on the Series B Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest thereon), shall cease and terminate. Any and all shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation thereafter shall be canceled and returned to the status of authorized and unissued Preferred Stock.

     (e) Transfer Books. To facilitate the redemption of any shares of Series B Preferred Stock, the Board of Directors is authorized to cause the transfer books for such Series B Preferred Stock to be closed as to the shares to be redeemed, unless the rules of any national securities exchange or automated quotation system on which the Series B Preferred Stock may be listed or quoted prohibit the closing of such transfer books.

6. No Preemptive Rights. No holder of Series B Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Corporation's Certificate of Incorporation.

7. Certain Restrictions. So long as any Series B Preferred Stock is outstanding, the Corporation shall not, without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock, (i) purchase, redeem or otherwise acquire any shares of any class of the Corporation's outstanding capital stock (except as otherwise provided in
     Section 4(b) hereof and pursuant to repurchase programs in effect on the date hereof), (ii) issue any class or series of any class of capital stock which ranks prior to the Series B Preferred Stock with respect to dividend rights or rights on liquidation, winding-up or dissolution of the Corporation or (iii) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series B Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the Series B Preferred Stock.

8.   Definitions.

     (a) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after February 18, 1997, except Common Stock which may be issued pursuant to: (i) the conversion of the Series B Preferred Stock; (ii) the exercise by employees of the Corporation or any of its subsidiaries of options granted pursuant to any stock option plan which may hereafter be adopted by the

          Corporation where the exercise price of such options is not less than the fair market value of a share of Common Stock on the date of grant thereof; (iii) the exercise of any warrants to purchase Common Stock issued by the Corporation and outstanding as of February 18, 1997;
          (iv) the warrant and/or options to be issued to various consultants of the Corporation not to exceed 300,000; and (v) any obligations of the Corporation to issue securities pursuant to the terms of any employment arrangements in effect on the date hereof.

     (b) "Bankruptcy Code" shall mean 11 U.S.C. ss. 101 et seq, as amended, and any successor statute or statute having substantially the same function.

     (c)  "Change  in  Control"  shall  mean a merger  or  consolidation  of the
          Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total of the voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or, except as provided under Section 2 hereof, the closing of a sale or disposition by the Corporation of all or substantially all of the Corporation's assets (other than to a subsidiary or subsidiaries of the Corporation).

     (d)  "Common   Stock"  shall  mean  the  shares  of  common  stock  of  the
          Corporation, par value $.001 per share, and any stock into which such Common Stock may hereinafter be changed.

     (e) "Conversion Date" shall have the meaning such term is given in Section 3(b) hereof.

     (f)  "Conversion  Notice"  shall  have the  meaning  such  term is given in
          Section 3(b) hereof.

     (g)  "Conversion  Price"  shall  have  the  meaning  such  term is given in
          Section 3(a) hereof.

     (h)  "Conversion  Shares"  shall  have the  meaning  such  term is given in
          Section 3(a) hereof.

     (i) "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

     (j) "Current Market Price" per share of Common Stock at any date herein specified shall mean the average of the daily market prices for 5 consecutive Trading Days ending on the last trading day prior to such date, except that for purposes of Section 3(c) hereof, the "Current Market Price" per share of Common Stock shall mean the market prices on the Trading Day therein specified. The market price for each such Trading Day shall be (i) if the Common Stock is quoted on the Nasdaq National Market or Nasdaq Small Cap Market, the reported last sales price, or (ii) if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or (iii) if the Common Stock is quoted on the NASD OTC Bulletin Board, the average of the closing bid and asked prices regular way, or
          (iv) if the Common Stock is not so quoted, as reasonably determined by the Board of Directors of the Corporation.

     (k) "Dividend Shares" shall have the meaning such term is given in Section 4 hereof.

     (l) "Issue Date" shall have the meaning such term is given in Section 3(a) hereof.

     (m) "Junior Stock" shall mean the Common Stock or any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series B Preferred Stock as to dividends or rights upon liquidation.

     (n)  "Liquidation  Preference" shall have the meaning such term is given in
          Section 2 hereof.

     (o) "Maturity Date" shall have the meaning such term is given in Section 3(e) hereof.

     (p) "Person" shall mean any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

     (q) "Redemption Date" shall have the meaning such term is given in Section 5(c) hereof.

     (r)  "Redemption  Notice"  shall  have the  meaning  such  term is given in
          Section 5(c) hereof.

     (s)  "Securities Act" shall mean the Securities Act of 1933, as amended.

     (t) "Trading Day" shall mean any day on which trading takes place (a) in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotation System or (b) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 11th day of February 1997.


                                       By:  /s/ Joel A. Freedman
                                          --------------------------------------
                                       Name: Joel A. Freedman
                                       Title: President


ATTEST:


By:  /s/ Frank A. Falco
   ----------------------------
Name:  Frank A. Falco
Title: Secretary